                                                                                                                                                                              Exhibit 99.1

NEWFIELD EXPLORATION CLOSES ON SALE OF ITS MALAYSIAN BUSINESS

The Woodlands, Texas – February 11, 2014 -- Newfield Exploration Company (NYSE: NFX) today announces the closing of the previously announced sale of its business offshore Malaysia to SapuraKencana Petroleum Berhad, receiving total proceeds of approximately $898 million. The Share Purchase Agreement was originally executed with SapuraKencana on October 22, 2013, with an effective date of June 30, 2013.  Proceeds from the sale will be used to reduce short-term borrowings under Newfield’s credit facility and for general corporate purposes.

With the process ongoing to divest Newfield’s international businesses, the Company is reporting its financial and operating results for its international businesses as “discontinued operations.” The Company’s first quarter 2014 financial statements will include its Malaysian properties under “discontinued operations” through February 10, 2014, the closing date of the transaction.

Newfield Exploration Company is an independent crude oil and natural gas exploration and production company. The Company relies on a proven growth strategy of growing reserves through an active drilling program and select acquisitions. Newfield's areas of operation include the Mid-Continent, the Rocky Mountains and onshore Texas.

**This release contains forward-looking information. Although Newfield believes that this forward-looking information is reasonable, this information is based upon assumptions and anticipated results that are subject to numerous uncertainties and risks. Actual results may vary significantly from those anticipated due to many factors, including drilling results, oil and gas prices, industry conditions, the prices of goods and services, the availability of drilling rigs and other support services, the availability of refining capacity for the crude oil Newfield produces in the Uinta Basin, the availability and cost of capital resources, new regulations or changes in tax legislation, labor conditions and severe weather conditions. In addition, the drilling of oil and natural gas wells and the production of hydrocarbons are subject to numerous governmental regulations and operating risks. Other factors that could impact forward-looking statements are described in "Risk Factors" in Newfield's 2012 Annual Report on Form 10-K and other subsequent public filings with the Securities and Exchange Commission, which can be found at www.sec.gov. Unpredictable or unknown factors not discussed in this press release could also have material adverse effects on forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Unless legally required, Newfield undertakes no obligation to publicly update or revise any forward-looking statements.

For additional information, please contact Newfield’s Investor Relations department.
Phone: 281-210-5201
Email: info@newfield.com